CONSENT OF INDEPENDENT ACCOUNTANTS


The Shareholders and Board of Trustees
The Rockland Funds Trust

We consent to the use of report incorporated by reference and the reference to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


                             /s/ KPMG Peat Marwick LLP

Milwaukee, Wisconsin
November 25, 1998